POWER OF ATTORNEY


Know all persons by these presents, that I, Joseph H. Kinnarney, the undersigned,hereby make, constitute and appoint each of Michael W. Shelton, Pressley A. Ridgill and Richard L. Powell, each officers of FNB Financial Services Corporation, signing singly, my true and lawful attorney-in-fact for me and in my name, place and stead, giving under said person full and equal power to act in my name, place and stead, to do the following:

(i)	Execute for and on behalf of myself, in my capacity
as a director of FNB Financial Services Corporation (the Company), Forms 3, 4 and 5 in accordance with Section 16(a) of the Securities and Exchange Act of 1934 and the rules and regulations adopted thereunder;

(ii)	Do and perform any and all acts for and on behalf of
myself that may be necessary or desirable, as determined by such attorney-in-fact, to complete and execute such Forms 3, 4 or 5; complete and execute any amendment or amendments thereto; and file such forms with the United States Securities and Exchange Commission, any other governmental or administrative authority, and/or any stock exchange or similar authority; and

(iii)	Take any other action of any type whatsoever in connection
with the foregoing which, in the opinion of such attorney-in-fact, may be a benefit to, in the best interest of,and/or legally required by me.


I hereby grant to each such attorney-in-fact full power and authority to do and perform every act which is required, necessary or proper to be done in the exercise of any of the rights and powers herein granted as I might or could do if personally present, with full power of substitution or revocation, and I hereby ratify and confirm all that such attorney-in-fact, or such attorneys-in-fact substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. Execution by the named attorney-in-fact alone shall be sufficient and shall be deemed my act in whatever capacity I might have so acted in my own right. I acknowledge that the foregoing attorneys-in-fact, and serving in such capacity at my request, are not assuming, nor is the Company assuming, any of my responsibilities to comply with Section 16 of the Securities and Exchange Act of 1934.


This Power of Attorney shall remain in full and force and effect until I am no longer required to file Forms 3, 4 and 5 with respect to my holdings of and transactions in securities issued by the Company, unless earlier revoked by me in a signed writing delivered to the foregoing attorneys-in-fact.

This Power of Attorney is effective immediately and shall not be effected by my subsequent incapacity or mental incompetence.


Date: January 15, 2003


Signature:

    /s/ Joseph H. Kinnarney  (SEAL)
        Joseph H. Kinnarney


STATE OF North Carolina

COUNTY OF Rockingham


On this the 15 day of January, 2003, personally appeared before me the said named Joseph H. Kinnarney, known to me to be the person described in and who executed the foregoing instrument, and he acknowledged that he executed the same and, being duly sworn by me, made oath that the statements in the foregoing instrument are true and correct.


Patricia S. Smith
Notary Public


My Commission Expires:

October 22, 2004

(SEAL)